Exhibit 99.2

Athenex Receives FDA Complete Response Letter for Oral Paclitaxel Plus Encequidar for the Treatment of Metastatic Breast Cancer

•	Conference call and webcast scheduled for today at 8:00 a.m. ET

Buffalo, N.Y., March 1, 2021 (GLOBE NEWSWIRE) – Athenex, Inc., (NASDAQ: ATNX), a global biopharmaceutical company dedicated to the discovery, development, and commercialization of novel therapies for the treatment of cancer and related conditions, today announced that the U.S. Food and Drug Administration (FDA) has issued a complete response letter (CRL) for the company’s New Drug Application (NDA) for oral paclitaxel plus encequidar for the treatment of metastatic breast cancer. The FDA issues a CRL to indicate that the review cycle for an application is complete and that the application is not ready for approval in its present form.

In the CRL, the FDA indicated its concern of safety risk to patients in terms of an increase in neutropenia-related sequelae on the Oral Paclitaxel arm compared with the IV paclitaxel arm.

The FDA also expressed concerns regarding the uncertainty over the results of the primary endpoint of objective response rate (ORR) at week 19 conducted by blinded independent central review (BICR). The Agency stated that the BICR reconciliation and re-read process may have introduced unmeasured bias and influence on the BICR.

The agency recommended that Athenex conduct a new adequate and well-conducted clinical trial in a patient population with metastatic breast cancer representative of the population in the U.S. The Agency determined that additional risk mitigation strategies to improve toxicity, which may involve dose optimization and / or exclusion of patients deemed to be at higher risk of toxicity, are required to support potential approval of the NDA.

Athenex plans to request a meeting with the FDA to discuss the Agency’s response, engage in a dialogue on the design and scope of a clinical trial to address the FDA’s requirements and align on the next steps required to obtain approval.

“Our clinical and regulatory teams are disappointed by the complete response letter,” said Dr. Rudolf Kwan, Chief Medical Officer of Athenex. “We plan to work with the Agency to resolve the issues raised in the CRL and to obtain approval for oral paclitaxel plus encequidar in metastatic breast cancer.”

Dr. Johnson Lau, Chief Executive Officer of Athenex, added, “We remain committed to the breast cancer community and will explore the best path forward to obtain regulatory approval. In the interim, we will identify and undertake the appropriate internal organizational adjustments accordingly.”

Webcast and Conference Call

Athenex will host a webcast and conference call today Monday, March 1, 2021, at 8 a.m. ET to discuss this regulatory update for oral paclitaxel, as well as the company’s fourth quarter and full year 2020 financial results. The live call may be access by dialing (877) 407 – 0784 (domestic) or (201) 689-8560 (international) fifteen minutes before the conference call begins and reference the passcode 13715950. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, located at http://ir.athenex.com/.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical stage biopharmaceutical company dedicated to becoming a leader in the discovery, development, and commercialization of next generation drugs for the treatment of cancer. Athenex is organized around three platforms, including an Oncology Innovation Platform, a Commercial Platform, and a Global Supply Chain Platform. The Company’s current clinical pipeline is derived from four different platform technologies: (1) Orascovery, based on P-glycoprotein inhibitor, (2) Src kinase inhibition, (3) T-cell receptor-engineered T-cells (TCR-T), and (4) Arginine deprivation therapy. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active and tolerable treatments. Athenex has offices in Buffalo and Clarence, New York; Cranford, New Jersey; Houston, Texas; Chicago, Illinois; Hong Kong; Taipei, Taiwan; multiple locations in Chongqing, China; Manchester, UK; Guatemala City, Guatemala and Buenos Aires, Argentina. For more information, please visit www.athenex.com.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. These forward-looking statements are typically identified by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the development stage of our primary clinical candidates and related risks involved in drug development, clinical trials, regulation, manufacturing and commercialization; risks related to counterparty performance, including our reliance on third parties for success in certain areas of Athenex’s business; our history of operating losses and need to raise additional capital; uncertainties around our ability to meet funding conditions under our financing agreements and access to capital thereunder; risks and uncertainties related to the COVID-19 pandemic and its potential impact on our operations, cash flow and financial condition; competition; intellectual property risks; risks relating to doing business internationally and in China; the risk of production slowdowns or stoppages or other interruptions at our Chongqing facilities; and the other risk factors set forth from time to time in our SEC filings, copies of which are available for free in the Investor Relations section of our website at http://ir.athenex.com/phoenix.zhtml?c=254495&p=irol-sec or upon request from our Investor Relations Department. All information provided in this release is as of the date hereof and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

CONTACTS

Investors

Steve Rubis

Athenex, Inc.

Email: stevenrubis@athenex.com

Daniel Lang, MD

Athenex, Inc.

Email: danlang@athenex.com

Tim McCarthy

LifeSci Advisors, LLC

Email: tim@lifesciadvisors.com